MASTERWORKS

Jonas Wood



34.9%

Similar Sales Appreciation Rate ('13-'21)[1]

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PROVEN COMPOSITION

Houseplants drive auction results

3 of 5 of auction records for Wood feature houseplants, including his top record at auction (2021). These have had a significant impact on Wood's record price growth of 75.0%, one of the highest record price growth metrics in our collection.[2]

Artist Record Price Growth: 75.0%



$5M
$4M
$3M
$2M
1M
0
2014
2016
2018
2020
2022
2024

RECENTLY EXITED

16% IRR from similar work

In late 2023, Masterworks sold a smaller houseplant painting delivering 16% IRR (14.0% total net return) after 317 days held.[3]


16.0% IRR[3]

Initial offering size
$1.22M

Sold for
$1.45M

Net profit from $10K investment
$1,400

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POP CULTURE

One of our most commercial artists


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See the offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

Masterworks is providing this communication as an agent for its issuer entities, not Masterworks Advisers. Content does not contain legal, tax, or investment advice. Masterworks is not a licensed broker-dealer by the SEC or FINRA.

Masterworks can only make and accept sales after an offering statement has been filed, and "qualified", by the SEC. Any offers may be revoked before notice of qualification. Indications of interest involve no obligation. For further disclosure on Regulation A Offerings, Risks of Investing, Performance Metrics, Art Market Data, Progress Bar, and more visit the offering documents filed with the SEC and Important Disclosures at masterworks.com/cd.

1. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Jonas Wood with the following criteria: Still life paintings on canvas that measure between 40 inches by 40 inches and 90 inches by 90 inches and feature multiple plants. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 34.9% CAGR implied from selected sales occurring from May 13, 2015, to December 1, 2021.

2. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Jonas Wood have a record price compound annual growth rate ("CAGR") of 75.0% from June 7, 2013 to June 30, 2024. This calculation is based on (i) a record price of $11,000 on June 7, 2013, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,400,000, the most recent record price as of June 30, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

3. Masterworks has offered investments in over 400 works and realized illustrative annualized net returns of 17.6%, 17.8%, and 21.5% on works held longer than one year (not inclusive of unsold works which may be lower). Previously exited Wood artwork and select auction records not included in set of similar sales to the Live Offering.

Art sales price data is comparative only. Each painting is unique and historical data is not a direct proxy for any specific painting or investment. Data represents whole art not an investment into our offerings which includes fees and expenses. Past sales are not indicative of future results.

Celebrity and publication affiliation with artist is not an endorsement of Masterworks or Masterworks Offerings.